                                                                     EXHIBIT 8.1


                              FORM OF TAX OPINION

                [Letterhead of Storey Armstrong Steger & Martin]




                                __________, 1996




Maxum Health Corp.
14850 Quorum Drive, Suite 400
Dallas, Texas  75240

      Re:  Insight Health Services Corp.
           ----------------------------

Ladies and Gentlemen:

     We are acting as special counsel to Maxum Health Corp., a Delaware corporation ("Maxum"), in connection with the proposed transaction (the "Transaction") whereby (i) Maxum and American Health Services Corp., a Delaware corporation ("AHS"), will become wholly-owned subsidiaries of Insight Health Services Corp., a newly formed Delaware corporation ("Newco"), and (ii) immediately after the Transaction all of the issued and outstanding common stock of Newco will be owned by persons who were Stockholders of AHS or Maxum immediately before the Transaction. You have requested our opinion as to certain federal income tax consequences of the Transaction to the current holders of AHS Series B Preferred Stock (as hereinafter defined), AHS Common Stock (as hereinafter defined) and Maxum Common Stock (as hereinafter defined), who will exchange their shares of such stock in the Transaction for shares of Newco Common Stock (as hereinafter defined) or, in the case of a dissenting Stockholder, for cash. (Such holders of AHS Series
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Maxum Health Corp.
_________________, 1996
Page 2


B Preferred Stock and AHS Common Stock are sometimes hereinafter referred to as Stockholders of AHS and such holders of Maxum Common Stock are sometimes hereinafter referred to as Stockholders of Maxum.)

     In this connection, we have reviewed the documents describing and governing the proposed Transaction, including (i) the Agreement and Plan of Merger (the "Merger Agreement") among AHS, Maxum, Newco, and two wholly-owned subsidiaries of Newco -AHSC Acquisition Company, a Delaware corporation ("AHSC Acquisition"), and MXHC Acquisition Company, a Delaware corporation ("MXHC Acquisition"), (ii) the Registration Statement, as amended, declared effective with the Securities and Exchange Commission on _______________________, 1996 (the "Registration Statement"), and (iii) the Joint Proxy Statement/Prospectus, as amended (the "Proxy Statement") provided to the Stockholders of AHS and the Stockholders of Maxum to solicit their votes to approve the Merger Agreement. We have also reviewed the documents governing certain related transactions, including (i) the Master Debt Restructuring Agreement (the "Debt Agreement") among General Electric Company, a New York corporation, acting through GE Medical Systems ("GEMS"), General Electric Capital Corporation, a New York corporation which is a wholly owned second-tier subsidiary of GEMS ("GECC"), Newco, AHS and Maxum (and certain Maxum subsidiaries), and (ii) the Preferred Stock Acquisition Agreement (the "PSA Agreement") among Newco, AHS, Maxum and GEMS.
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Maxum Health Corp.
_________________, 1996
Page 3


     For purposes of this letter (i) the transactions contemplated by the Debt Agreement and the PSA Agreement are sometimes collectively referred to hereafter as the "Refinancing", and (ii) the Merger Agreement, the Debt Agreement and the PSA Agreement are sometimes collectively referred to hereafter as the "Documents."

     The respective managements of AHS and Maxum have represented that, to the best of their knowledge, no persons who will be Stockholders of AHS or Maxum immediately prior to the Transaction have (or will have at the time of the Transaction) entered into binding contracts to dispose of the shares of Newco stock they will receive in the merger. GEMS and GECC, as well as any person owning 5% or more of the outstanding shares of AHS or Maxum have represented that they have not (and at the time of the Transaction will not have) entered into such a binding contract. In addition to the representations made in the Documents, the respective managements of Newco, AHS and Maxum have further represented that:

     (i) Each of AHSC Acquisition and MXHC Acquisition will be a wholly owned subsidiary of Newco formed solely for the purposes of effectuating the Transaction;

     (ii) Neither AHSC Acquisition nor MXHC Acquisition will engage in any activities other than those necessary to effectuate their respective mergers into AHS and Maxum;
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Maxum Health Corp.
_________________, 1996
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     (iii) Neither AHSC Acquisition nor MXHC Acquisition will own any assets prior to the effectuation of the Transaction (other than a de minimis amount of
                                                           -- -------
cash, representing their initial capitalization); and

     (iv) Any cash held by AHSC Acquisition or MXHC Acquisition prior to the effectuation of the Transaction will be transferred to the corporation into which it merges by virtue of the consummation of the merger.

     As to various questions of fact material to our opinion, we have relied upon the Certificates of officers of each of Newco, Maxum, AHSC Acquisition and MXHC Acquisition, and the certificates of public officials as well as any representations in the Documents. We have conducted no independent investigation of such matters, and have no knowledge that such officers' certificates are inaccurate or incomplete.

     Based on the information set forth in the Documents, the Registration Statement, the Proxy Statement and the foregoing representations, and subject to the qualifications, facts, limitations and assumptions set forth herein, including the assumption that the Transaction is effected pursuant to, and on the terms set forth in, the Merger Agreement, it is our opinion that, for reasons hereinafter set forth, (i) the Transaction will be treated, for federal income tax purposes, as a transaction described in Section 351 of the Internal
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Maxum Health Corp.
_________________, 1996
Page 5

Revenue Code of 1986, as amended (the "Code") and (ii) the tax consequences to the Stockholders of AHS and Maxum will be as follows:

     1. A Stockholder of AHS or Maxum will not recognize gain or loss on the conversion of his shares of stock of AHS or of Maxum into shares of stock in Newco.

     2. A Stockholder of AHS or Maxum who receives cash in lieu of fractional shares will recognize gain equal to the lesser of (a) the amount of cash received or (b) the excess (i) of the sum of (A) the value of the Newco shares received and (B) the cash received over (ii) the tax basis for his AHS or Maxum shares surrendered. Assuming such Stockholder held his shares of AHS or Maxum stock as a capital asset, such gain would be capital gain.

     3. A Stockholder of AHS or Maxum who receives cash upon the exercise of dissenter's appraisal rights will recognize gain or loss equal to the difference between the amount of cash received and such Stockholder's tax basis for his shares of AHS or Maxum stock. If the shares of AHS or Maxum stock were a capital asset in the hands of such a dissenting Stockholder, the gain or loss recognized would be a capital gain or loss.

     4. The aggregate basis of shares of Newco stock received in the Transaction by a Stockholder of AHS or Stockholder of Maxum will be the same as such Stockholder's
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Maxum Health Corp.
_________________, 1996
Page 6


aggregate tax basis for his shares of AHS or Maxum stock surrendered in exchange therefor decreased by the amount of any cash received and increased by any gain recognized.

     5. If a Stockholder of AHS or Maxum held his shares of AHS or Maxum stock as a capital asset immediately prior to the Transaction, his holding period for the shares of Newco Common Stock received in the Transaction will include the period during which he held the shares of AHS or Maxum stock.

                                     FACTS
                                     -----

     As of _________________, 1996, AHS had two classes of issued and outstanding stock: (i) Series B Senior Convertible Preferred Stock, $0.03 par value (the "AHS Series B Preferred Stock") and (ii) Common Stock, $0.03 par value ("AHS Common Stock"). As described below, immediately prior to the Transaction, AHS will, in connection with the Refinancing, issue shares of a third class of stock, AHS Series C Preferred Stock, $0.03 par value ("AHS Series C Preferred Stock").

     Each share of AHS Series B Preferred Stock is convertible into 100 shares of AHS Common Stock. The AHS Series B Preferred Stock is entitled to certain preferences upon a liquidation of AHS. The AHS Series B Preferred Stock is entitled to vote with the AHS
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Maxum Health Corp.
_________________, 1996
Page 7


Common Stock together as a class on any transaction with respect to which the holders of AHS Common Stock are entitled to vote, except with respect to the election of directors and other transactions that might affect the AHS Series B Preferred Stock, upon which the holders of AHS Series B Preferred Stock vote separately as a class. Each share of AHS Series B Preferred Stock is entitled to 100 votes.

     The Transaction must be approved by the holders of a majority of the issued and outstanding shares of AHS Series B Preferred Stock and the holders of the majority of the issued and outstanding shares of the AHS Common Stock voting as separate classes.

     As of __________________, 1996, Maxum had a single class of issued and outstanding stock, $0.01 par value (the "Maxum Common Stock"). As described below, prior to the Transaction, Maxum will, in connection with the Refinancing, issue shares of a second class of stock, Maxum Series B Preferred Stock, $0.01 par value ("Maxum Series B Preferred Stock").

     AHS is indebted to GECC pursuant to (i) a loan and security agreement dated June 1, 1993 and (ii) a note originally issued to Philips Credit Corporation in March, 1989, and acquired by GECC on or about December 31, 1992. AHS is indebted to GEMS pursuant to certain installment sales contracts, lease agreements, financing agreements, service agreements, promissory notes and installment notes entered into by AHS with GEMS.
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Maxum Health Corp.
_________________, 1996
Page 8



     Maxum and certain of its subsidiaries are indebted to GEMS pursuant to an agreement dated as of June 1, 1993 and certain installment sales contracts, lease agreements, financing agreements, service agreements, promissory notes and installment notes between Maxum (and certain of its subsidiaries) and GEMS.

     In the Refinancing, (a) GECC and GEMS will reduce the amount by which AHS is indebted to GECC and GEMS and make various concessions with respect to the terms of the remaining AHS indebtedness to them in exchange for specified consideration, including the issuance of AHS Series C Preferred Stock to GEMS and (b) GEMS and GECC will reduce the amount by which Maxum (and certain of its subsidiaries) are indebted to GEMS and GECC and make concessions with respect to the conditions of the remaining Maxum indebtedness to them in exchange for specified consideration, including the issuance of Maxum Series B Preferred Stock to GEMS. Approval of the Transaction by the AHS Stockholders and the Maxum Stockholders is a condition precedent to the Refinancing.

     Each share of AHS Series C Preferred Stock will be convertible into one share of AHS Common Stock. The aggregate number of shares of AHS Series C Preferred Stock issued to GEMS will be convertible into a number of shares of AHS Common Stock which would be equal to approximately 48% of the shares of outstanding AHS Common Stock at the effective time of the merger. Each share of AHS Series C Preferred Stock is entitled
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Maxum Health Corp.
_________________, 1996
Page 9


to the same dividend distribution as the Common Stock into which it could be converted. In the event of a liquidation or dissolution or certain transactions involving a change of control of AHS, each share of AHS Series C Preferred Stock is entitled to a liquidation (or sales price) preference of a specified dollar amount. Such liquidation preference will differ as to amount if the liquidation preference arises by reason of a bankruptcy or similar event as opposed to any other event.

     Each share of Maxum Series B Preferred Stock will be convertible into one share of Maxum Common Stock. The aggregate number of shares of Maxum Series B Preferred Stock issued to GEMS will be convertible into a number of shares of Maxum Common Stock which would be equal to approximately 48% of the shares of Maxum Common Stock at the effective time of the Merger. Each share of Maxum Series B Preferred Stock is entitled to the same dividend distribution as the Common Stock into which it could be converted. In the event of a liquidation or dissolution or certain transactions involving a change of control of Maxum, each share of Maxum Series B Preferred Stock is entitled to a liquidation (or sales price) preference of a specified dollar amount. Such liquidation preference will differ as to amount if the liquidation preference arises by reason of a bankruptcy or similar event as opposed to any other event.
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Maxum Health Corp.
_________________, 1996
Page 10


     The Transaction will be accomplished by (i) the merger of AHSC Acquisition into AHS with AHS being the surviving entity, and (ii) the merger of MXHC Acquisition into Maxum with Maxum as the surviving entity in the merger.

     Pursuant to the terms of the merger of AHSC Acquisition into AHS: (i) each share of AHS Common Stock will be converted into 0.100 shares of Newco Common Stock; (ii) each share of AHS Series B Preferred Stock will be converted into 10 shares of Newco Common Stock, and (iii) each share of AHS Series C Preferred Stock will be converted into 1.25088 shares of Newco Series A Preferred Stock, $0.001 par value ("Newco Series A Preferred Stock").

     Pursuant to the terms of the merger of MXHC Acquisition into Maxum: (i) each share of Maxum Common Stock will be converted into 0.598 shares of Newco Common Stock, and (ii) each share of Maxum Series B Preferred Stock will be converted into 83.392 shares of Newco Series A Preferred Stock.

     The terms of the Newco Series A Preferred Stock are identical to those of the AHS Series C Preferred Stock and the Maxum Series B Preferred Stock, except that the conversion rights, preferential liquidation rights and dividend rights are determined by reference to the Newco Common Stock.
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Maxum Health Corp.
_________________, 1996
Page 11


     Each of AHSC Acquisition and MXHC Acquisition is a wholly owned subsidiary of Newco formed solely for the purposes of effectuating the Transaction. Neither AHSC Acquisition nor MXHC Acquisition will engage in any activities other than those necessary to effectuate their respective mergers into AHS and Maxum. Neither AHSC Acquisition nor MXHC Acquisition will own any assets prior to the effectuation of the Transaction (other than a de minimis amount of cash,
                                              -- -------
representing their initial capitalization). Any cash held by AHSC Acquisition or MXHC Acquisition prior to the effectuation of the Transaction will be transferred to the corporation into which it merges by virtue of the consummation of the merger.

                                    ANALYSIS
                                    --------

     Immediately prior to the merger, AHS and Maxum will each have a class of nonvoting stock outstanding, the AHS Series C Preferred Stock and the Maxum Series B Preferred Stock, respectively. In each merger, the nonvoting preferred stock of the target (AHS or Maxum) will be converted into nonvoting preferred stock of Newco, the parent corporation of the entity merged out of existence in the merger. Accordingly, the mergers will not result in Newco acquiring control (within the meaning of Section 368(c) of the Code) solely for voting stock of Newco. Therefore, neither the merger of AHSC Acquisition into AHS nor the merger of MXHC Acquisition into Maxum should qualify as a reorganization within the meaning of Section 368(a) of the Code. Specifically, neither
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Maxum Health Corp.
_________________, 1996
Page 12


merger is described in paragraph (C), (D), (E), (F) or (G) of Section 368(a) (1) or in paragraph (D) of Section 368(a) (2). Further, the Transaction is not one which qualifies as a reorganization described in paragraph (A) of Section 368(a)
(1) by reason of being described in paragraph (E) of Section 368(a) (2), because 368(a) (2) (E) would require Newco to acquire control (within the meaning of Section 368(c)) of the target corporation solely for voting stock of Newco. A similar acquisition of control of the target corporation by Newco would be required to qualify as a reorganization described in Section 368(a) (1) (B).

     Because AHSC Acquisition and MXHC Acquisition are special purpose transitory corporations, their existence will be ignored for federal income tax purposes. Rev. Rul. 79-272, 1979-2 C.B. 124; and Rev. Rul. 67-448, 1967-2 C.B.
144. Thus, for federal income tax purposes, the Transaction must be analyzed as though Newco issued the shares of its Newco Series A Preferred Stock directly to GEMS in exchange for the AHS Series C Preferred Stock and the Maxum Series B Preferred Stock and issued the shares of its common stock to the holders of the Maxum Common Stock, the AHS Common Stock and the AHS Series B Preferred Stock.

     Section 351(a) of the Code provides that:

          No gain or loss shall be recognized if property is transferred to a corporation by one or more persons solely in exchange for stock in such corporation and
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Maxum Health Corp.
_________________, 1996
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     immediately after the exchange such person or persons are in control (as defined in section 368(c)) of the corporation./1/

     As defined in Section 368(c), control means ownership of 80% of the voting stock of a corporation and 80% of each class of nonvoting stock of the corporation.

     In the Transaction, property (stock of AHS and stock of Maxum) will be deemed transferred to Newco by the holders of (i) the AHS Series C Preferred Stock, (ii) the AHS Series B Preferred Stock, (iii) the AHS Common Stock, (iv) the Maxum Series B Preferred Stock, and (v) the Maxum Common Stock. Immediately following the Transaction, the persons deemed to transfer property to Newco will own all of the issued and outstanding voting and nonvoting stock of Newco. Accordingly, such persons will be in control of Newco immediately following the Transaction and the Transaction will be one described in Section 351 of the Code.

     Because the Transaction is one described in Section 351 of the Code:

     1. A Stockholder of AHS or Maxum will not recognize gain or loss on the conversion of his shares of stock of AHS or Maxum into shares of stock in Newco.
Section 351(a).

___________________
          /1/Section 351(a) does not apply to a transfer of property to a corporation which is an investment company. Section 351(e). Newco will not be an investment company. See Treas. Reg. (S)1.351-1(c).
                               ---
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Maxum Health Corp.
_________________, 1996
Page 14


     2. The aggregate basis of shares of Newco stock received in the Transaction by a Stockholder of AHS or Maxum stock will be the same as such Stockholder's aggregate tax basis for his shares of AHS or Maxum stock surrendered in exchange therefor decreased by the amount of any cash received and increased by any gain recognized. Section 358(a).

     3. If a Stockholder of AHS or Maxum held his shares of AHS or Maxum stock as a capital asset immediately prior to the Transaction, his holding period for the shares of Newco stock received in the Transaction will include the period during which he held the shares of AHS or Maxum stock. Section 1223(1).

     4. A Stockholder of AHS or Maxum who receives cash in lieu of fractional shares will recognize gain equal to the lesser of (a) the amount of cash received or (b) the excess of (i) the sum of (A) the value of the Newco shares received and (B) the cash received over (ii) the tax basis for his AHS or Maxum shares surrendered. Section 351(b). Assuming such Stockholder held his shares of AHS or Maxum stock as a capital asset, such gain will be capital gain. (Because Newco is acquiring both AHS and Maxum, the indirect ownership of the AHS Stockholders in AHS and of the Maxum Stockholders in Maxum will be substantially reduced. Accordingly, notwithstanding the possible application of Section 304 of the Code, any distribution will not be substantially equivalent to a dividend.)
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Maxum Health Corp.
_________________, 1996
Page 15


     5. A Stockholder of AHS or Maxum who receives cash upon the exercise of dissenter's appraisal rights will recognize gain or loss equal to the difference between the amount of cash received and such Stockholder's tax basis for his shares of AHS or Maxum stock. If the shares of AHS or Maxum stock were a capital asset in the hands of such a dissenting Stockholder, the gain or loss recognized will be a capital gain or loss. (The dissenter will not be a party to the Section 351 transaction. Further, if the dissenter is deemed to own Newco shares as a result of attribution from a related party, the Transaction will (for the reasons given in 4 above) result in the recognition of gain or loss on a redemption of stock, rather than the receipt of a dividend.)

     Inasmuch as the issuance of the AHS Series C Preferred Stock and the Maxum Series B Preferred Stock are conditioned on the approval of the Transaction by the AHS Stockholders and the Maxum Stockholders, it is possible that the Internal Revenue Service will take the position that the issuance of the AHS Series C Preferred Stock and the Maxum Series B Preferred Stock should be ignored for federal income tax purposes. In such event, the Transaction would have to be analyzed, for federal income tax purposes, as though GEMS (or GECC) had received the Newco Series A Preferred Stock from Newco in exchange for the reduction of and modifications to the AHS and Maxum liabilities in the Refinancing. In such an event, it is likely that one or both of the mergers would be a reorganization described in Section 368(a) (1) (A) as a result of being described in Section 368(a)(2) (E).
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Maxum Health Corp.
_________________, 1996
Page 16



     For the reasons given below:

     1. If both of the mergers are treated as reorganizations within the meaning of Section 368(a), the federal income tax consequences of the Transaction to the holders of the AHS Series B Preferred Stock, the AHS Common Stock and the Maxum Common Stock will be governed by the rules related to reorganizations. Insofar as relevant to the holders of AHS Series B Preferred Stock, AHS Common Stock or Maxum Common Stock, the federal income tax consequences under the reorganization rules are substantially identical to those applicable to a Section 351 transaction.

     2.  If only one of the mergers is a reorganization within the meaning of
Section 368(a), the tax consequences to the holders (other than GEMS or GECC) of stock in the target corporation which was party to the merger treated as a reorganization will be determined under the rules related to reorganizations. The Transaction will be one described in Section 351(a) with respect to the Stockholders of the other target corporation and GEMS.

     If as part of an integrated transaction, (i) a corporation acquires (A) some property in a transaction which is a reorganization within the meaning of
Section 368(a) and (B) other property in an exchange which is not a reorganization within the meaning of Section
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Maxum Health Corp.
_________________, 1996
Page 17


368(a) and (ii) immediately following the integrated transaction, the transferors control (within the meaning of Section 368(c)) the acquiring corporation, the transaction qualifying as a reorganization will, for purposes of determining the tax consequences to the transferors in the direct exchange of property for stock, be treated as though it were a direct exchange of property for stock of the acquiring corporation. Rev. Rul. 68-357, 1968-2 C.B. 144; Rev. Rul. 76-123, 1976-2 C.B. 95; and LTR 9143025 (July 24, 1991).

     If GEMS or GEMS and GECC are treated as having reduced the AHS and Maxum debt in exchange for the Newco Series A Preferred Stock, GEMS (or GEMS and GECC) will be treated as having transferred property (a portion of the AHS and Maxum debt) to Newco in exchange for the Newco Series A Preferred Stock./2/

     Accordingly, if the issuance of the AHS Series C Preferred Stock and Maxum Series B Preferred Stock were ignored and one or both of the mergers treated as a reorganization within the meaning of Section 368(b), the Stockholders of the target corporation, if any, whose merger did not constitute a reorganization would be treated as having engaged in a Section 351 transaction.

_____________________
          /2/If GECC is treated as one of the transferors, it must also be treated as having distributed the Newco Series A Preferred Stock it received to GEMS. Such a transfer of stock received in a Section 351 transaction to a shareholder (i.e., a transfer by GECC to GEMS) does not violate the requirement that the transferors control the transferee corporation immediately following the transaction. Section 351(c).
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Maxum Health Corp.
_________________, 1996
Page 18


     The opinions expressed in this letter are limited solely to federal income tax law. No opinion has been sought and none has been given concerning the tax consequences of the Transaction under the laws of any state, local or foreign jurisdiction. We express no opinion on the applicability of any other laws to the Transaction. Moreover, we express no opinion as to the federal income tax consequences of the Transaction to GEMS or GECC. This opinion constitutes this firm's professional legal opinion as to certain legal consequences of, and the applicability of certain laws to, the transactions contemplated by the Documents. This firm does not, by rendering such opinion, become a guarantor of the matters addressed herein.

     You should be aware that the above opinions and the discussion contained in the Proxy under the caption "Federal Income Tax Considerations" and in this letter represent our conclusions as to the application of existing law, including the Code, the Treasury Regulations promulgated thereunder, the legislative history thereof and rulings and pronouncements of the Internal Revenue Service relevant to the transaction described above. There can be no assurance that contrary positions will not be taken by the Internal Revenue Service or that the law will not change. Our opinions are based on present laws, including any available interpretations and legislative history thereof, and on existing regulations. No assurance can be given that the Transaction will comply with any subsequent regulations or administrative interpretations.
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Maxum Health Corp.
_________________, 1996
Page 19


     The opinions rendered herein are as of the date hereof. We assume no obligation to update or supplement these opinions to reflect any facts which may hereafter come to our attention or any changes in law which may hereafter occur.

     Based upon the foregoing, we are of the opinion that the statements and legal conclusions contained in the Proxy Statement under the caption "Federal Income Tax Consideration" are correct and the discussion thereunder does not omit any material provision with respect to the matters covered.

     The opinions expressed herein are solely for the benefit of the addressee and its stockholders for the evaluation of the transactions described herein and may not be relied upon for any other purpose.



                                        Very truly yours,



                                        STOREY ARMSTRONG STEGER & MARTIN, P.C.